U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Lanza                        Frank                  C.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o L-3 Communications Corporation, 600 Third Avenue
--------------------------------------------------------------------------------
                                    (Street)

    New York                        New York              10016
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     L-3 Communications Holdings, Inc. (LLL)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     February 19, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                                      2.            Code         ------------------------------- ing Reported   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security                     Date (Month/  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/Year)      Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                           02/19/03        M              300,000      A      $3.235   3,251,342      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

                                                                        (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                      9.            Owner-
                                                                                                      Number        ship
                                                                                                      of            Form
                2.                                                                                    Deriv-        of
                Conver-                    5.                              7.                         ative         Deriv-   11.
                sion                       Number of                       Title and Amount           Secur-        ative    Nature
                or                         Derivative    6.                of Underlying     8.       ities         Secur-   of
                Exer-             4.       Securities    Date              Securities        Price    Bene-         ity:     In-
                cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially      Direct   direct
                Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned         (D) or   Bene-
1.              of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    Following     In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   Reported      direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Transaction   (I)      ship
Security        Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.       (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)            4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock
Options                                                                      Common   300,000          1,528,572
(right to buy)  $3.235(1) 2/19/03   M             300,000  Note 2  4/30/07   Stock      (1)               (1)         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1)  Adjusted to reflect 1998 recapitalization and 2002 stock split.

(2) The options vested in installments through April 30, 2002; including certain of such options that were, prior to amendment of their terms, subject to performance target acceleration provisions.


        /s/ Christopher C. Cambria                                 2/20/03
---------------------------------------------            ---------------------
      **Signature of Reporting Person                             Date
           Christopher C. Cambria
            Authorized Signatory

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                                                                   Page 2 of 2